Confidential & Proprietary

DYNAMIC BETA INVESTMENTS LLC

CODE OF ETHICS

AUGUST 2024

This Code of Ethics is the sole property of Dynamic Beta Investments LLC (“DBi” or the “Company”) and must be returned to the Company upon termination for any reason of a Supervised Person’s (as defined herein) association with the Company. The contents of this Code of Ethics are strictly confidential. Supervised Persons may not duplicate, copy or reproduce this Code of Ethics Policy in whole or in part or make it available in any form to non-Supervised Persons without prior written approval from the Company’s Chief Compliance Officer.

I.	INTRODUCTION

High ethical standards are essential for the success of Dynamic Beta Investments LLC (“DBi” or the “Company” and to maintain the confidence of advisory clients, including each fund DBi sub-advises (collectively, “Clients” and each a “Client”). The objective of this Code of Ethics (the “Code”) is to subject all business dealings and securities transactions undertaken by any partner, officer, principal (or other person occupying a similar status or performing similar functions), or employee of DBi, or other person who provides investment advice on behalf of DBi and is subject to the supervision and control of DBi (“Supervised Persons” and each a “Supervised Person”), whether for Clients or for personal purposes, to the highest ethical standards.1 DBi expects its personnel to premise their conduct on fundamental principles of openness, integrity honesty and trust. DBi places a high value on ethical conduct and expects its Supervised Persons to live up to high ethical standards, not merely obey the letter of the law.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for Supervised Persons of DBi in their conduct. The Company’s designated Chief Compliance Officer (“CCO”) is responsible for administering and implementing this Code, including the compliance policies and procedures, reporting obligations and pre-clearance requirements contained herein. All Supervised Persons are required to be thoroughly familiar with the Company’s standards and procedures as described in this Code. Supervised Persons are urged to consult the CCO or a designee for any questions about the Code and/or the application of the Code to their individual circumstances, particularly in any situation where any Supervised Person may be uncertain as to the intent or purpose of the Code. The CCO may, from time to time, appoint a designee or third-party to assist with carrying out certain responsibilities of the post.

It is important to note, however, that this Code is not a mere formality. It is based on and adopts our core values and guiding principles, and evidences DBi’s commitment to openness, integrity, honesty, trust and fairness in our business. Supervised Persons should also understand that a material breach of the provisions of this Code or violation of federal laws or regulations may constitute grounds for disciplinary action, including termination of employment.

II.	DEFINITIONS

The following defined terms are used throughout the Code:

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Beneficial Ownership” in Securities (as defined below) means direct or indirect pecuniary interest in the Securities held or shared directly or indirectly through any contract, arrangement, understanding, relationship or otherwise. A Supervised Person is presumed to be a Beneficial Owner of Securities that are held by his or her immediate family members sharing the Supervised Person’s household or to which the Supervised Person provides material financial support.

“Chief Compliance Officer” or “CCO” means Jason Beckett, or such other person as may be designated from time to time.

[1]

Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) requires every registered investment adviser to establish, maintain and enforce a Code of Ethics that at a minimum addresses personal trading by its “Access Persons”. For purposes of this Code of Ethics, all Supervised Persons are considered “Access Persons”.

“Client” means any separately managed account, pooled investment vehicle (e.g., a private fund vehicle) and/or any other client to whom the Company provides investment advisory or management services.

“Company” means DBi and each affiliated entity under common control, which are engaged in the business of providing investment advisory and/or management services to Clients.

“Initial Coin Offering” or an “ICO” is a method of fundraising, similar to crowdfunding, for a new venture wherein investors obtain interests in the form of coins or tokens in exchange for legal tender or another established cryptocurrency, such as Bitcoin or Ether.

“Initial Public Offering” or “IPO” means an offering of Securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act (defined below).

“Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Section 4(a)(6) or pursuant to Rules 504 or 506 of Regulation D. Limited Offerings are often referred to as private placement of securities.

“Managing Members” means Andrew Beer and Mathias Mamou-Mani.

Non-Reportable Securities” includes: (i) direct obligations of the United States federal government; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; and (iv) shares issued by unit investment trusts. —

“Personal Account” means a personal investment or personal trading account of a Supervised Person, covered family/household member and/or a related account. Specifically, Personal Accounts include: (i) trusts for which a Supervised Person acts as trustee, executor, fund custodian or discretionary manager; (ii) accounts for the benefit of the Supervised Person’s spouse and/or minor child; (iii) accounts for the benefit of a family member/relative living with the Supervised Person; and (iv) accounts for the benefit of any person to whom the Supervised Person provides material financial support A Personal Account may also include an investment or trading account over which a Supervised Person exercises control or provides investment advice or a proprietary investment or trading account maintained for the Company or its Supervised Persons.

“Political Action Committee” or “PAC” means an organization that raises money privately to influence elections or legislation. Contributions to a PAC may not be prohibited, but in all instances, Supervised Persons must obtain prior approval of such Political Contributions to PACs from the CCO or a designee. Any questions regarding whether a contribution to an organization requires pre-clearance under this policy should be directed to the CCO or a designee.

“Political Contribution” means a contribution to any candidate or official for federal, state or local public office. Specifically, a Political Contribution is any gift, subscription, loan, advance, deposit of money or thing of value made for the purpose of supporting a candidate for or influencing an election to office. This includes, for example, repaying a candidate’s campaign debt incurred in connection with any such election or paying the transition or inaugural expenses of the successful candidate for any such election. “Political Contribution” also includes “in-kind” and monetary contributions to a candidate or official, as well as indirect contributions (e.g., contributions made at the behest of a Supervised Person through a family member or friend). This term also includes contributions made to a PAC or other such similar political committee.

“Political Fundraising” means to fundraise and/or communicate, directly or indirectly, for the purpose of obtaining or arranging a Political Contribution or otherwise facilitate the Political Contributions made by other parties.

“Private Placement” means an offering of Securities that is exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Section 4(a)(6) or pursuant to Rules 504, 505 or 506 of Regulation D.

“Reportable Securities” see “Securities”, defined below.

“SEC” means the United States Securities and Exchange Commission.

“Security” or “Securities” means any, or a combination of any, note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof) or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of or warrant or right to subscribe to or purchase any of the foregoing. For purposes of this Code, unless otherwise stated, all “Securities” are deemed to be “Reportable Securities.”

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Solicitation Activity” means coordinating, or soliciting any person or PAC to make, any (i) Political Contributions; or (ii) payments to a political party of a state or locality where the Company is providing or seeking to provide investment advisory services to a government entity.

“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions) or employee of DBi or other person who provides investment advice on behalf of DBi and is subject to the supervision and control of the Company.

“Non-Discretionary Managed account” or “Discretionary Account” means a Personal Account for which a Supervised Person does not retain direct or indirect influence or control if the Supervised Person cannot (i) suggest purchases or sales of investments in the account to a third-party manager; (ii) direct transactions within the account; and/or (iii) consult with a third-party manager regarding allocation of investments in the account.

Other capitalized terms used herein may be defined elsewhere in the Code, Compliance Manual, or have the meaning given to such term under the Company’s legal documents or applicable law.

III.	INITIAL AND ANNUAL ACKNOWLEDGEMENT

Each Supervised Person, upon hire and/or upon any material updates to the Manual or Code, is required to certify that he or she has received a copy of the Company’s Code and Manual, including certifying that they have read and understand the policies and procedures and reporting obligations and pre-clearance requirements contained under the Company’s Code and Manual, and agree to abide by such policies and provisions outlined therein.2 Thereafter, each Supervised Person, at least annually, shall reaffirm via email or in writing, among other things, that they continue to abide by DBi’s Code and Manual’s provisions, by submitting an email certification or completing and submitting to the CCO a signed and completed Initial/Annual Certification and Acknowledgment Form – Appendix A.

IV.	STATEMENT OF POLICIES

A.	Confidentiality

Supervised Persons are expected to honor the confidential nature of DBi, Clients and investor affairs. Information designated as confidential shall not be communicated outside DBi, other than to advisers consulted on a confidential basis and shall only be communicated within DBi on a “need to know” basis. Supervised Persons must avoid making unnecessary disclosure of any internal information concerning DBi and its business relationships and must use such information in a prudent and proper manner in the best interests of DBi and its Clients.

B.	Level of Care

Supervised Persons are expected to represent the interests of DBi and its Clients and Clients’ investors (“Investors” and each an “Investor”) in an ethical manner and to exercise due skill, care, prudence, and diligence in all business dealings.

C.	Fiduciary Duties

This Code describes the Company’s policies and procedures covering a wide range of activities applicable to Supervised Persons, and has been adopted, in conjunction with the Company’s Compliance Manual (the “Manual”), to satisfy the obligations of an investment adviser registered with the SEC in connection with Rule 206(4)-7 under the Advisers Act. As an investment adviser, the Company has a fiduciary duty to place Client interests before the interests of the Company and its Supervised Persons. DBi and its Supervised Persons owe a fiduciary duty to the Clients of DBi to exercise fully their independent best judgment for the benefit of the Clients above their own. As such, DBi and its Supervised Persons must conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of Clients, (ii) taking inappropriate advantage of their position with DBi, and (iii) abusing their position of trust and responsibility. In meeting its fiduciary responsibilities to its Clients, DBi expects every Supervised Person to demonstrate the highest standards of ethical conduct.

[2]	Non-Employee Supervised Persons are required to complete a similar acknowledgement, both initially upon engagement with the Company, and annually thereafter.

Compliance with the provisions of the Code, the Advisers Act and all applicable federal securities laws shall be considered a basic condition of employment and association with DBi. Pursuant to Section 206 of the Advisers Act, both DBi and its Supervised Persons are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with the Code involves more than acting with honesty and good faith alone. Furthermore, it means that DBi has an affirmative duty of utmost good faith to act solely in the best interest of its Clients, and at all times to place the interests of Clients before their own and not to take inappropriate advantage of their positions.

Failing to comply with the Code may lead to disciplinary actions, including, but not limited to unwinding or cancellation of personal securities transactions, disgorgement of profits from such transactions, suspension of personal trading privileges, suspension of employment and/or termination of employment with the Company. The CCO will determine, in consultation with senior management (as needed), if and/or what disciplinary and remedial action is warranted for any such violations of this policy, taking into consideration the relevant facts and circumstances, including the severity of the violation, possible harm to the Clients and their investors and whether the Supervised Person has previously engaged in any improper conduct.

V.	ADMINISTRATION OF CODE OF ETHICS

The CCO or his/her designee is charged with the administration of this Code, has general compliance responsibility for DBi and may offer guidance on securities laws and acceptable practices, as they may change from time to time. The CCO may consult and/or rely upon the advice of outside legal counsel and/or the Company’s third-party regulatory consultants, as needed.

VI.	REPORTING VIOLATIONS OF THE CODE OF ETHICS

All Supervised Persons must promptly report any violations of the Code to the CCO. Any violations reported to, or independently discovered by, the CCO shall be promptly reviewed and investigated. Such violations will be noted within the Company’s books and records, as further detailed in the Company’s “Record Retention Policy,” as outlined within the Manual. However, nothing in this Code prohibits, or is intended in any manner to prohibit, a report of a possible violation of federal law or regulation to the SEC or any governmental agency or entity, including but not limited to the Department of Justice, Congress, and any agency Inspector General, or making other disclosures that are protected under whistleblower provisions of federal law or regulation. A Supervised Person does not need the prior authorization of anyone at the Company or the Company’s legal counsel to make any such reports or disclosures, and such Supervised Person is not required to notify the Company that they have made such reports or disclosures. This extends to the reporting procedures outlined anywhere else throughout this Code. If your concern is regarding the acts or omissions of the CCO, you should report those concerns as set forth above, to one of the Company’s other Managing Members.

All reported Code violations will be treated as being made on an anonymous basis. Any retaliation for reporting a violation of the Code will constitute a further violation of the Code, as well as a possible violation of the anti-retaliation provisions of the SEC’s Whistleblower Rule, Section 21F of the Securities Exchange Act. For more information, please refer to the “Whistleblower and Anti-Retaliation Policy” section included below.

A.	Exceptions

There are no exceptions to any of the provisions of the Code required by law. Any exceptions from the policies and procedures set forth in this Code may be granted in writing only by the CCO. Supervised Persons should contact the CCO or his designee if he or she believes a particular situation warrants an exception.

VII.	PERSONAL TRADING ACTIVITES

A Supervised Person may not use confidential or proprietary information, obtained in the course of his/her employment or association with DBi, for his/her personal investment purposes or for his/her personal gain, and the Supervised Person may not share such information with others for his/her personal benefit.

DBi has adopted the personal trading restrictions and requirements described below to prevent misuse of confidential or proprietary information when Supervised Persons engage in personal securities transactions. While it is impossible to define all situations that might pose such a risk, this Code of Ethics is designed to address those circumstances where such risks are likely to arise.

A.	Applicability

All Supervised Persons of DBi are required to report certain holding and transactions in securities in which they have “beneficial ownership” (“Reportable Securities”).

A Supervised Person has Beneficial Ownership of all securities held in accounts (“Personal Accounts”) maintained by or for the Supervised Person and:

1. The Supervised Person’s spouse (unless legally separated) and minor children;

2. A relative (including in-laws, step-children, and step-parents) sharing the same household as the Supervised Person;

3. Any individuals who live in the Supervised Person’s household and over whose purchases, sales, or other trading activities the Supervised Person exercises control or investment discretion;

4. Any persons to whom the Supervised Person provides primary financial support, and either (i) whose financial affairs the Supervised Person controls, or (ii) for whom the Supervised Person provides discretionary advisory services;

5. Any trust or other arrangement (e.g., a 401k plan) of which the Supervised Person or any member of the Supervised Person’s immediate family sharing the same household as the Supervised Person is a beneficiary; and

6. Any partnership, corporation, or other entity of which the Supervised Person is a director, officer or partner or in which the Supervised Person has a 25% or greater beneficial interest, or in which the Supervised Person owns a controlling interest or exercises effective control.

Upon receipt of this Code of Ethics, each Supervised Person will be required to provide a comprehensive list of all Personal Accounts and control relationships to DBi’s CCO.

B.	Supervised Person as Trustee

A Personal Account does not include any account for which a Supervised Person serves as trustee of a trust for the benefit of (i) a person to whom the Supervised Person does not provide primary financial support, or (ii) an independent third-party.

C.	Other Persons

1.

Personal Accounts of Other Supervised Persons. A Personal Account of a Supervised Person that is managed by another Supervised Person is considered to be a Personal Account only of the Supervised Person who has a Beneficial Ownership in the Personal Account. The account is considered to be a Client account with respect to the Supervised Person managing the Personal Account.

2.

Solicitors/Consultants. Non-employee solicitors or consultants are not subject to this Code of Ethics unless the solicitor/consultant, as part of his duties on behalf of DBi, (i) makes or participates in the making of investment recommendations for DBi’ Clients, (ii) gains access to material non-public information related to or in conjunction with DBi’ business or (iii) obtains information on recommended investments for DBi Clients.

3.	Client Accounts. A Client account includes any account managed by portfolio personnel and Supervised Persons of DBi, which is not a Personal Account.

D.	Divestiture

Notwithstanding any prior receipt of approval of a transaction in a Personal Account, the CCO may require the Supervised Person to divest himself or herself of the security (and disgorge any profits) if the CCO concludes that the transaction involved a breach of the Supervised Person’s fiduciary obligations or is necessary to avoid the appearance of impropriety.

VIII.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

A.	General

It is the responsibility of each Supervised Person to ensure that a particular securities transaction being considered for his/her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal Securities transactions for Supervised Persons may be effected only in accordance with the provisions of this Section. Generally,

1.

No Supervised Person may directly or indirectly purchase or sell (long or short) for any Personal Account any shares of an issuer or security that is on DBi’s restricted securities list (the “Restricted List”).

2.

Unless otherwise stated by the CCO, the Restricted List consists of companies or securities about which DBi or one of its Supervised Persons has or expects to receive material non-public information. Securities may also be added to the Restricted List for other prophylactic reasons or as deemed appropriate by the CCO. Once an issuer or instrument is added to the Restricted List, Supervised Persons will be prohibited from trading in those instruments until s are removed from the Restricted List or unless otherwise pre-approved by the CCO or a designee.

3.

In addition, the policy applies to any Securities transactions in any DBi-related securities or products. Supervised Persons are prohibited from trading in any DBi-related products, (including any open-end investment companies or other securities managed by DBi), for which DBi acts as an investment adviser or sub-adviser. If a Supervised Person wishes to execute an order or private investment in any DBi-related products or securities, he or she must first request and obtain prior written CCO approval before participating in any such transaction.

4.	No Supervised Person may knowingly purchase or sell for any Personal Account any Security, directly or indirectly, in such a way as to adversely affect Client transactions.

5.

No Supervised Person may use his/her knowledge of Client transactions to cause any Personal Account to profit from the market effect of such transactions (or give such information to a third-person who may so profit, except to the extent necessary to effectuate such transactions).

B.	Pre-clearance of Transactions in Personal Account

A Supervised Person must obtain the prior written approval of the CCO before engaging in a transaction in an initial public offering (“IPO”) or a limited offering or private placement conducted pursuant to Section 4(a)(2) or 4(a)(5) of the Securities Act of 1933 or Regulation D thereunder for any Personal Account.

IX.

A REQUEST FOR PRE-CLEARANCE TO PARTICIPATE IN THE PURCHASE OR SALE OF ANY SECURITIES TRANSACTIONS AND/OR PRIVATE INVESTMENTS MUST BE MADE BY SUBMITTING A PRE-CLEARANCE REQUEST TO THE CCO (VIA EMAIL OR IN WRITING) IN ADVANCE OF THE CONTEMPLATED TRANSACTION. SUPERVISED PERSON MAY REQUEST PRE-CLEARANCE FROM THE CCO BY SUBMITTING AN EMAIL REQUEST TO COMPLIANCE@DBI.CO.[3]

As previously mentioned under the above “Definitions” section, a “Reportable Security” is any type of security except (i) a direct obligation of the U.S. Government; (ii) a bankers’ acceptance, bank certificate of deposit, commercial paper and high quality short-term debt instrument, including a repurchase agreement; (iii) shares issued by money market funds; (iv) shares issued by a registered, open-end investment company for which DBi does not act as investment adviser or sub-adviser; and (v) shares issued by unit investment trusts that are invested exclusively in one or more registered, open-end investment companies for which DBi does not act as investment adviser or sub-adviser.

[3]	Any pre-clearance requests submitted by the CCO will be reviewed and approved by one of DBi’s other Managing Members.

C.	Investments in Limited Offerings/Private Placements and Initial Public Offerings

No Supervised Person shall acquire, directly or indirectly, any Beneficial Ownership in any Limited Offering/Private Placement or Initial Public Offering without first obtaining prior pre-approval of the CCO in order to preclude any possibility of the Supervised Person profiting improperly from his or her position with the Company. The CCO shall obtain from the Supervised Person the full details of the proposed transaction and decide whether any Clients have any foreseeable interest in purchasing such Security. When submitting a pre-clearance request to trade or participate in an IPO or Limited Offering, the Supervised Person shall provide the CCO with any relevant private placement memoranda, subscription agreements or other like documents pertaining to the investment. The factors to be taken into account in the approval of a Limited Offering/Private Placement or IPO include, among other considerations, whether the Limited Offering/Private Placement or IPO should be acquired for the Clients, whether the Limited Offering or IPO is being offered to the Supervised Person because of his or her position with the Company and/or whether notice to the Clients or approval of the Company’s investment team is required. The Supervised Person shall also certify that he or she is NOT currently in possession of MNPI nor aware of any potential conflicts of interest as a result of such investment.

All Supervised Persons are required to submit to the CCO (subject to the applicable provisions of Section X below) the following reports:

A.	Initial Holdings Report

Within 10 days of becoming a Supervised Person, each such person must provide the CCO with an Initial Holdings Report listing all Reportable Securities and Personal Accounts in which he/she has a direct or indirect beneficial ownership. Thereafter, a Supervised Person must notify the CCO and receive authorization before opening any new Personal Accounts.

B.	Annual Holdings Report

Annually thereafter and within 45 days of the calendar year-end, each Supervised Person must report or re-affirm to the CCO all of their Personal Trading Accounts, Non-Discretionary Managed Accounts and Reportable Securities holdings, including any Private Placements and/or IPOs, and these reports must contain the same information required in the Initial Holdings Report, as described above.

C.

Supervised Persons may submit his or her Reportable Securities Holdings to the CCO or a designee via physical paper copy or via email. As noted above, in this scenario, Supervised Persons can complete the relevant questionnaires which should be requested from the CCO, in order to satisfy their reporting obligations under the Code. The annual holdings report must be current as of a date not more than 45 days prior to the date that such Annual Holdings Report is submitted or that the previously disclosed Annual Holdings Report information is reaffirmed. Quarterly Transaction Reports

On a quarterly basis, within 30 days after the end of each calendar quarter, each Supervised Person must submit to the CCO or a designee quarterly transactions reports disclosing all transactions in a Reportable Security in which the Supervised Person has any direct or indirect beneficial ownership, including all Reportable Securities transactions effected by the Supervised Person, including any family member living in the same household or to whom the Supervised Person provides material financial support, during the prior quarter.

If a Supervised Person had no Reportable Securities transactions or did not open any new Personal Accounts during the applicable quarter, such Supervised Person is still required to submit a report or attestation to the CCO via e-mail (or paper copy) for such quarter stating such.

D.	Non-Discretionary Managed Accounts

Supervised Persons must also report to the CCO, upon hire and at least annually thereafter, all “Non-Discretionary Managed Accounts” (accounts for which the Supervised Person has designated investment discretion entirely to a third-party). Additionally, upon opening or closing a Non-Discretionary Managed Account, Supervised Persons are required to notify the CCO of such updates via email.

In order to substantiate the Supervised Person’s absence of discretion over transactions in a Non-Discretionary Managed Account, the Supervised Person, as well as their third-party account manager, must deliver an account agreement or attestation, Manager Acknowledgement Form, and/or other similar written document to the CCO representing the nature of their managerial relationship.

Transactions executed by a third-party in a Non-Discretionary Managed Account are subject to initial disclosure, but are otherwise exempt from the Company’s pre-clearance and ongoing reporting requirements outlined above. However, at any point in time, upon the request of the CCO, the Supervised Person may be required to provide Securities transactions or holdings information related to such Non-Discretionary Managed Account. Any material changes to the Non-Discretionary Managed Account, must be promptly reported to the CCO via email or in writing.

E.	Restricted List

From time to time, the CCO may place certain issuers or Securities on the Company’s “Restricted List”. Supervised Persons are prohibited from personally, or on behalf of a Client, from purchasing and/or selling any issuer, instruments and/or Securities that appear on the Company’s Restricted List until such securities are formally removed from the list. A Security may be placed on the Company’s Restricted List for a variety of reasons including, but not limited to:

•	The Company is in possession of (or expects to receive) MNPI about an issuer or Security;

•	A Supervised Person is in a position, such as a member of an issuer’s board of directors, that may be likely to cause the Company or such individual to receive or have access to MNPI;

•	The Company has executed a non-disclosure agreement or other agreement with a specific issuer that restricts trading in that issuer’s Securities;

•	A Supervised Person trading in the issuer or Security may present the appearance of a conflict of interest or an actual conflict of interest;

•

An investor relationship that involves a senior officer or director of an issuer (a “Value-Added Investor”) may present the appearance of a conflict of interest or an actual conflict of interest; and/or

•	The CCO has otherwise determined it is necessary to do so or has decided to restrict such issuer or Security for prophylactic reasons, etc..

The CCO is responsible for maintaining the Restricted List. The CCO shall review the Restricted List periodically to determine whether any issuer/Security should be removed from the Restricted List. Securities will remain on the Restricted List until such time as the CCO deems their removal appropriate. The Restricted List will be made available to Supervised Persons via email periodically and/or upon any material or substantive changes or by request, as needed.

As discussed above, all Supervised Persons are required to notify the CCO if they believe that they may have come into possession of MNPI about an issuer or a particular issuer or Security. The CCO may add any an issuer or Security to the Restricted List in his sole discretion.

F.	Cryptocurrencies, Initial Coin Offerings, Tokens and Other Digital Assets

Decentralized virtual currency or cryptocurrency platforms operate under a variety of different structures, primarily using a distributed ledger system. A single-facet cryptocurrency is generally considered a “commodity” and thus falls outside the definition of a Security under U.S. federal securities laws. Therefore, the Company’s Personal Trading Policy does not directly apply to cryptocurrencies, except to the extent they are being used to facilitate an underlying transaction involving a Security (as described further in the paragraph below). Accordingly, a Supervised Person seeking to acquire, for example, Bitcoin or Ether on an exchange using a fiat currency (e.g., USD, EUR, GBP) is not required to obtain pre-approval or report the transaction or holding.

An initial coin offering (“ICO”) is a method of fundraising, similar to crowdfunding, for a new venture wherein investors obtain interests in the form of coins or tokens in exchange for legal tender or another established cryptocurrency, such as Bitcoin or Ether. In this situation, the coin or token (i.e., the interest in the venture) may be considered a Security by the SEC; and therefore, treated the same as a traditional private investment under the Company’s Personal Trading Policy. If a Supervised Person seeks to participate in an ICO, regardless of the fiat or virtual currency used to fund the transaction, then the coin or token is or will likely be treated or considered Security and CCO pre-approval and ongoing reporting would therefore be required.

Accordingly, prior to participating in any ICO or private investment (virtual or otherwise), Supervised Persons are required to submit a pre-approval request to the CCO via email. The CCO will then undertake an analysis to determine whether a Securities transaction is implicated, whether a conflict of interest or other compliance risks exist, and whether approval would be consistent with the Company’s policies and procedures. The CCO may request additional information as deemed necessary to make such a determination and Supervised Persons must submit a new pre-approval request for each subsequent or add-on ICO related investment. Additionally, if a Supervised Person seeks to take an active role with respect to any ICO or cryptography related venture, such potential involvement should be disclosed to the CCO for pre-approval as a potential outside business activity.

If you have any questions regarding whether trading a particular instrument would require pre-approval, refrain from trading such instrument/security and consult with the CCO immediately.

G.	Review of Transactions

On at least a quarterly basis, or at any other time as may be prudent, the CCO or their designee shall review and memorialize the personal trading activity of all Supervised Persons4. In particular, the CCO will periodically review and compare the transactions activity of Supervised Persons to transactions and/or investments entered into by DBi for its Clients in order to detect any abuses or trade violations.

X.	EXCEPTIONS FROM REPORTING REQUIREMENTS/ALTERNATIVES TO QUARTERLY TRANSACTION REPORTS

This Section sets forth exceptions from the requirements of the Reporting Requirements for Personal Trading Activities outlined in the above sections of this Code of Ethics.

All other requirements will continue to apply to any holding or transaction exempted from reporting pursuant to this Section:

A.

No Initial, Annual or Quarterly Transaction is required to be filed by a Supervised Person with respect to securities held in any Personal Account over which the Supervised Person has (or had) no direct or indirect influence or control (“Discretionary Account”). The CCO has authority under this Code to determine at any time whether a particular account qualifies or continues to qualify as a Non-Discretionary Managed Account, whether additional information should be provided by the relevant Supervised Person or whether additional steps must be taken by the relevant Supervised Person in order to maintain Discretionary Account status for the relevant account.

B.

Quarterly Transaction Reports are not required to be submitted with respect to any transactions effected pursuant to an automatic investment plan (although holdings must be included on Initial and Annual Holdings Reports); and

[4]	The CCO’s personal transactions will be reviewed and approved by one of DBi’s other Managing Members.

C.

Quarterly Transaction Reports are not required if the report would duplicate information contained in broker trade confirm or account statements that a Supervised Person has already provided to the CCO; provided, that such broker trade confirm, or account statements are provided to the CCO within 30 days of the end of the applicable calendar quarter. This paragraph has no effect on a Supervised Person’s responsibility related to the submission of Initial and Annual Holdings Reports.

1.	Supervised Persons that would like to avail themselves of this exemption should:

(a)	Ensure that the content of such broker confirms or account statements for any Personal Account meet the content required for Quarterly Transaction Review Reports; and

(b)	Inform the CCO that you would like to avail yourself of this compliance option and provide the CCO with the following for each of his/her Personal Accounts:

•	name of institution;

•	address of institution;

•	name of contact at institution;

•	Identification numbers for personal accounts held at institution;

•	name of personal accounts held at institution.

XI.	GIFTS AND ENTERTAINMENT

This benefits/gifts policy is for the purpose of helping DBi to monitor the activities of its Supervised Persons. However, the reporting of a gift or entertainment does not relieve any Supervised Person from the obligations and policies set forth in this Section or anywhere else in this Code of Ethics. If you have any questions or concerns about the appropriateness of any gift or entertainment, please consult the CCO.

Supervised Persons (and their family members) should not accept or offer/provide (in the context of their business-related activities for DBi) excessive benefits or business-related gifts or entertainment to the Company’s business-related contacts. A “business-related” gift, gratuities and entertainment are those that the Company’s Supervised Persons give to, or receive from, a person or firm that: (i) conducts business with or provides services to the Company; (ii) may do business or is being solicited to do business with the Company; or (iii) is associated with an organization that conducts or seeks to conduct business with the Company. In addition, Supervised Persons may not be compensated, directly or indirectly, except by the Company or when otherwise approved by the Company (including approval by the CCO or others, as provided elsewhere in this Code).

In particular, a “gift” refers to any object or thing of value provided for the recipient’s personal use or enjoyment. If, for example, the giver of tickets for an event does not intend in advance to be present at such event, then the tickets will be deemed a gift. “Entertainment” refers to meals, sporting events or other entertainment events where the giver intends to participate in or attends the event with the recipient (e.g., accompanies the recipient of baseball tickets to the game). If the giver intends to participate in the event, then such an event will be deemed entertainment. Each Supervised Person may offer or accept business-related entertainment of up to $500 per person in value to or from any third party with whom the Company conducts business, or could reasonably expect to conduct business, without the prior written approval of the CCO or a designee, provided that the Supervised Person and the business associate both attend and that such entertainment is not so frequent, costly, lavish or excessive as to raise questions of impropriety. For entertainment that exceeds this threshold, Supervised Persons must

No gift or entertainment should ever be accepted with the expectation of any quid pro quo from the Company or any Supervised Person. Supervised Persons are prohibited from giving, and must tactfully refuse, any gift of cash, gift certificate or cash equivalents. Modest gifts and benefits, which would not be regarded by others as improper and not exceeding the Company’s monetary thresholds (discussed further below), may be accepted on an occasional basis. A Supervised Person should not accept any gifts or benefits that might influence the decisions that he/she must make in business transactions involving DBi, or that others might reasonably believe would influence those decisions. Discretion also should be used in giving gifts. No Supervised Person should offer any gifts, favors or gratuities that could be viewed as influencing decision-making or otherwise could be considered as creating a conflict of interest on the part of the recipient.

1.	Required Gifts and Entertainment Pre-Approvals

As such, all Supervised Persons are required to notify the CCO prior to giving or accepting any such benefit or gift with a value in excess of $500 (i.e., if foreign, then USD equivalent), irrespective of face value (e.g., a sporting event playoff ticket with a face value of $75 but a reasonably estimated market value of $500 would need to be reported and pre-approved by the CCO or a designee). For individual gifts that exceed this threshold5 , Supervised Persons must request written CCO approval (via email) upon receipt of or prior to offering or receiving such gift or entertainment. The term “gift” generally does not include any gifts, benefits, compensation or consideration given to or received from a personal acquaintance (who is not a Government Official (as further detailed below)) for reasons unrelated to a Supervised Person’s professional duties (such as housewarming, graduation or birthday gifts). The CCO, in his/her discretion, may require, among other things, that any such gifts are returned or that the third party be compensated (by the Supervised Person) for the value of the benefit received.

2.	Prohibited Conduct and the Foreign Corrupt Practices Act (“FCPA”)

Subject to restrictions related to entertaining government officials and labor organization representatives, reasonable entertainment provided by any entity doing business with DBi or a Supervised Person entertaining a person(s) doing business with DBi is permissible if representatives of the entity attend the event. No gifts, meals or entertainment of any value may be provided to government officials or their immediate family members or labor organization representatives by DBi or any Supervised Persons without the prior written approval of the CCO.

[5]	The CCO must submit any pre-approval requests submitted on his own behalf to another DBi Managing Member (or other third-party designee) for review and approval.

Furthermore, to ensure compliance with the Foreign Corrupt Practices Act (“FCPA”), Supervised Persons are prohibited from directly or indirectly paying or giving, offering or promising to pay, give or authorize or approving such offer or payment, of any funds, gifts, services or anything else of any value, no matter how small, or seemingly insignificant, to any Government Official (as such term is defined under the FCPA) for any business or Company-related reasons.

If the CCO identifies circumstances where a Supervised Person’s receipt of gifts becomes so frequent or extensive so as to raise any question of propriety, the CCO will review the facts of the situation and may rely upon the advice of legal counsel. Gifts from third parties that are received by DBi in general, and not any one individual, are excluded from this policy unless deemed excessive by the CCO (in which case the CCO may opt to reject the gift(s)).

The CCO will maintain a record of gifts, meals and entertainment and will monitor such information for adherence to the Code of Ethics and identify the potential for conflicts of interest or the appearance thereof. The CCO has the authority to determine whether a gift, meal or entertainment is inappropriate and whether it must be returned or repaid.

If there is any question as to the scope or application of this gifts and entertainment policy or the FCPA section, Supervised Persons should consult with the CCO or a designee.

XII.	OUTSIDE BUSINESS ACTIVITIES

Supervised Persons will need to seek the approval of the Chief Compliance Officer prior to engaging in any new outside business activities (“OBAs”) outside the scope of his/her employment at DBi. Reasons outside business activities may not be permitted include: 1) they create a potential conflict of interest, and/or 2) may interfere with the Supervised Person’s responsibilities and duties to DBi in accordance with applicable offering and/or fund documents. Supervised Persons will need to provide information about: (i) the nature of the outside business activities; (ii) the name of the organization; (iii) any compensation; and (iv) the time demands of the activities.

Supervised Persons will also be required to annually update DBi regarding his/her outside business activities and any relationships with “insiders” of publicly-traded companies.

Pre-approval will not be required for outside activities related to charities, non-profit organizations/clubs or civic/trade associations. However, Supervised Persons are required to summarize and disclose such activities and any related civic involvement to the CCO via email.

XIII.	REPORTABLE RELATIONSHIPS

Supervised Persons must disclose to the CCO if any family member or other individual living in the same household with the Supervised Person and/or any family member to whom the Supervised Person provides material financial support works at a public company, works at a third-party service provider or vendor that provides services to the Company, sits on the board or has a board of directors position (or similar position) with any public company (or a portfolio company of the Company or Clients), conducts business with, and/or provides services to or has an agreement with, the Company or any Client; or is being solicited to do business with the Company or any Client (each such relationship, a “Reportable Relationship”). Situations involving the above-referenced relationships may present an actual or potential conflict of interest that would interfere and may prevent the affected Supervised Person(s) from, among other things, acting solely in the best interests of the Clients.

Supervised Persons must disclose to the CCO any actual or potential Reportable Relationships by completing and submitting the relevant section and questions included in the Company’s “Initial and Annual Employee Compliance Questionnaire” (“Compliance Questionnaire”—Appendix to the Manual) and/or by providing such equivalent relationship information to the CCO (or designee) via email.

There is no prohibition on Supervised Persons having a Reportable Relationship. However, for compliance monitoring purposes, each Supervised Person must disclose each Reportable Relationship to the CCO upon employment or when such Reportable Relationship arises, so that the Company may evaluate any potential or actual conflict(s) of interest arising from the relationship and determine if any disclosures, restrictions, conflict analysis, remedial action or other follow-up action and/or documentation is required, etc.. In its evaluation, DBi will consider (among other things), for example, the degree of the familial relationship, the family/household member’s role/responsibilities and/or access to MNPI at such company, and whether the Company can determine the fairness of the price of the goods and/or services provided, among other potential conflicts or risk factors.

Any Reportable Relationship that a Supervised Person has must be disclosed to the CCO via email or in writing at the time the individual becomes a Supervised Person with the Company or when the individual becomes aware of such new or existing Reportable Relationship and attested to at least annually thereafter by the Supervised Person via email the details of which must be current as of the date of the disclosure.

Supervised Persons have a duty to maintain the accuracy of their responses to any compliance questionnaires or other acknowledgements, information and/or certifications they have submitted to the CCO or a designee. In particular, any substantive or material changes to a previously disclosed Reportable Relationship and/or other new relationship/interaction with an individual employed by a public company/third-party vendor of the Company already reported (including any new relationship and/or termination of any such previously disclosed relationship, etc.) must be disclosed to the CCO via email or in writing/by completing and submitting an updated Compliance Questionnaire to the CCO.

XIV.	POLITICAL CONTRIBUTIONS

A.	Political Contributions

Rule 206(4)-5 under the Advisers Act prohibits DBi from receiving advisory fees for providing advisory services to state and local government clients (including public pension plans) for two years following contributions by DBi or certain of its Supervised Persons to certain candidates or elected officials (commonly referred to as Pay-to-Play Practices). All Supervised Persons are prohibited from making political contributions of any amount to any state, local, or national government candidates, elected officials or PACs regardless of the Supervised Persons’ ability to vote in the corresponding election.

Contributions do not include making independent expenditures to express support for candidates, making speeches or charitable contributions. In addition, volunteering would not be considered a contribution, provided DBi or the Supervised Person has not solicited the individual’s efforts and the firm’s resources, such as office space and telephones, are not used. For example, volunteering would not be viewed as a contribution if it occurred during non-work hours, such as vacation time or during an unpaid leave of absence.

In accordance with the “look back” provision of Rule 206(4)-5, Supervised Persons are required to disclose all political contributions made during the two (2) years prior to becoming a Supervised Person.

B.	Soliciting Contributions

Rule 206(4)-5 also bars DBi and certain of its Supervised Persons from soliciting or coordinating (e.g., “bundling”): (i) contributions to an official of a government entity to which the adviser is seeking to provide investment advisory services, or (ii) “payments” to a political party of a state or locality where the adviser is providing or seeking to provide investment advisory services to a government entity.

A “payment” is any gift, subscription, loan, advance or deposit of money or anything of value. While similar to the definition of contribution, a payment is not limited based on the purposes for which it is given.

C.	Third-Party Solicitations

Rule 206(4)-5 also prohibits DBi from paying any person to solicit a state or local government (as, for example, a “placement agent”) unless such person is (i) a “regulated person” (i.e., a registered investment adviser or broker-dealer) that is subject to prohibitions against engaging in pay-to-play practices or (ii) one of the adviser’s employees, general partners, managing members, or executive officers (although contributions by these persons may trigger the two-year time out).

The prohibition does not extend to non-affiliated persons providing legal, accounting or other professional services in connection with specific investment advisory business that are not being paid directly or indirectly for communicating with the government entity for the purpose of obtaining or retaining investment advisory business for the adviser.

XV.	PROTECTION OF MATERIAL NON-PUBLIC INFORMATION/NON-DISCLOSURE AGREEMENTS

In addition to other provisions of this Code of Ethics and DBi’s Compliance Manual, Supervised Persons should note that DBi has a duty to safeguard any material, non-public information about any company or entity gained during the course of conducting its advisory business. Additionally, Supervised Persons may come into contact with material non-public information regarding service providers or other firms with which DBi does business, which may be subject to a non-disclosure agreement that may be broader in scope than DBi’s policy regarding safeguards against dissemination of material nonpublic information. Supervised Persons are required to safeguard such confidential and/or material nonpublic information, avoid dissemination to the public, and are prohibited from transacting upon such information for personal accounts.

As such, Supervised Persons generally should not share such information outside of DBi. Notwithstanding the foregoing, Supervised Persons and DBi may provide such information to persons or entities providing services to DBi and its Clients, where such information is required to effectively provide the services in question and within the scope of their services. However, Supervised Persons should consult with and obtain prior CCO consent/approval prior to sharing any Company and/or Client information externally. Examples of such persons or entities are:

•	Technology or trade support consultants;

•	accountants or accounting support service firms;

•	custodians;

•	transfer agents;

•	bankers; and

•	compliance consultants and/or outside counsel.

Supervised Persons may use only document storage, management and transmission systems supplied and/or approved by DBi, and must treat documents and verbally transmitted information related to any private offerings and/or transactions in accordance with any Non-Disclosure Agreements (“NDA”) and / or confidentiality provisions entered into by the Company. It is the responsibility of each Supervised Person to be aware of and comply with any and all security and privacy measures designed to prevent the deliberate or accidental dissemination of material non-public information (“MNPI”) at all times.

If there are any questions about the sharing of confidential information or MNPI about investments made by DBi or its Clients and/or about any non-public information received via an NDA or similar confidential agreement, please immediately consult with the CCO or designee, and refer to the Company’s Compliance Manual for additional information regarding the identification, receipt, transmission and/or treatment of material, non-public information and related anti-insider trading and information security policies.

XVI.	WHISTLEBLOWER AND ANTI-RETALIATION POLICY

A.	General

DBi has adopted a Code of Ethics that requires its personnel to observe high standards of business and personal ethics in the conduct of their duties and responsibilities. It is the responsibility of all Supervised Persons to comply with the Code of Ethics and to report violations or suspected violations in accordance with this Whistleblower Policy. If the matter involves the CCO, the Supervised Persons should report that information to a Managing Member of DBi. Nothing herein prohibits a Supervised Person from making a good faith report of a suspected violation of the securities laws to the appropriate regulatory authority.

B.	Reporting Violations

If a Supervised Person knows of or suspects a violation of applicable laws or regulations, the Code of Ethics, or any of DBi’s related policies, the Supervised Person must immediately report that information to the CCO.

Alleged misconduct includes, but is not limited to:

•	Allegations of breach of confidentiality

•	Theft

•	Fraud

•	Misappropriation or misuse of funds or securities

•	Forgery

•	Unsuitable investments

•	Misrepresentation

•	Unauthorized trading

•	Other inappropriate financial dealings

C.	Investigations of Suspected Violations

All reported violations will be promptly investigated by the CCO. The CCO will document the investigation and any remedial actions taken. Reports of violations or suspected violations will be kept confidential to the extent possible, consistent with the need to conduct an adequate investigation.

D.	Anti-Retaliation Policy

No Supervised Person who in good faith reports a violation shall suffer harassment, retaliation, or adverse employment consequence. A Supervised Person who retaliates against another Supervised Person who has reported a violation in good faith is subject to discipline up to and including termination of employment.

E.	Sanctions and Remedial Actions

DBi takes the potential for conflicts of interest caused by personal trading very seriously. The Company reserves the right to prevent purchases or sales of a Security by a Supervised Person for any reason it deems appropriate. In the event that the Companies personal trading policies are not complied with, DBi reserves the right to impose various sanctions on Supervised Persons that violate the Code. Such remedial action may include restrictions on future personal trading by the Supervised Person, monetary fines, disgorgement of profits, reprimand or termination.

APPENDIX A

Dynamic Beta Investments LLC (“DBI”)

Initial/Annual Compliance Certification and Acknowledgment Form

The below undersigned Dynamic Beta Investments LLC ( “DBi” or the “Company”) employee (the “Supervised Person”) acknowledges that he or she has received a copy of the Company’s Code of Ethics (the “Code”), Compliance Manual (the “Manual”), including any Appendices attached thereto, and certifies that he or she has read and understands all provisions of the Company’s Code and Manual agrees to abide by the provisions contained therein.6

Additionally, the Supervised Person understands that observance of the provisions contained in the Company’s Manual and Code is a material condition of his or her employment with DBi and that any violation of such provisions by the Supervised Person may subject such individual to remedial action, including up to immediate termination by the Company as well as possible civil or criminal penalties.

The undersigned Supervised Person also hereby certifies to the following:

a)	The Supervised Person has disclosed to the Chief Compliance Officer (“CCO”) all Person Accounts (as defined in the Code) and has completed and submitted an Initial/Annual Holdings Report;

b)

The Supervised Person has made (or will make) arrangements to provide to the CCO a copy of securities account statements for all Personal Accounts (as defined in the Code), OR will report to the CCO, a quarterly basis, all Reportable Securities transactions for all Personal Accounts and shall include all required information in such reports;

c)	The Supervised Person has reported all private securities transactions/private investments that are not effected through Personal Accounts;

d)	The Supervised Person has reported to the CCO all Non-Discretionary Managed Account(s) (as defined in the Code);

e)

The Supervised Person has reported all private securities transactions, including limited offerings/private placements, private fund investments and/or other similar private investments that are not effected through a Personal Account;

f)	The Supervised Person has reported to the CCO all current or potential outside business”) in the near future concerning or affecting any issuer or security, except as disclosed to the CCO;

[6]	Note: Any capitalized or defined terms used or included on this Acknowledgement Form are defined in DBi’s Code of Ethics, Compliance Manual and/or other legal documents.

g)

The Supervised Person has notified the CCO about any current or potential legal or disciplinary event brought activities (“OBAs”) as well as any actual or potential conflicts of interests, (including reported any material or substantive updates to any existing or previously disclosed OBAs or conflicts of interest to the CCO);

h)	The Supervised Person is not currently in possession and/or does not have access to or expect to receive material non-public information (“MNPI against him or her, or otherwise involving, him or her;

i)	The Supervised Person has reported to the CCO any Client or Investor complaints received;

j)

The Supervised Person has NOT (i) distributed or forwarded (to an unapproved third-party application or “off channel” communication platform, forum, or messaging application or personal email address) any Client-related or Company/business-related documents or communications that are confidential or marked “for internal use only” without consulting and obtaining prior pre-approval from the CCO;

k)

I understand that nothing in the Company’s Code of Ethics or Compliance Manual prohibits, are NOT intended in any manner to prohibit me from submitting a report of a possible violation of federal law or regulation to the SEC or any governmental agency or entity, including but not limited to the Department of Justice, Congress, and any agency Inspector General, or making other disclosures that are protected under whistleblower provisions of federal law or regulation; and

l)

I certify the responses provided on the initial and annual compliance questionnaire and/or email distributed or collected by the CCO and completed and submitted by me, (including any information reported via any Initial and/or Annual Holdings Reports and/or similar questionnaires, certifications, forms and/or emails requesting similar information that have been submitted by me to the CCO or a designee) are truthful and complete to the best of my knowledge, and that I will promptly report to the CCO any new information and/or any material or substantive changes to any existing or previously reported information, (including any new Personal Accounts, Managed Accounts, Securities holdings, private investments, OBAs, actual or potential conflicts of interest, political contributions/ solicitation activity and/or any new Reportable Relationships, etc.).

For any questions about the information/policies included in DBi’s Code of Ethics and Compliance Manual, (including questions about any policies and procedures and/or employee reporting obligations or pre-clearance requirements contained therein) and/or additional clarification on any of the attestations listed above, please consult with the CCO or his designee.

Signature of Supervised Person

Name of Supervised Person	Date